MITEK ACQUIRES ICAR, STRENGTHING ITS POSITION AS A GLOBAL LEADER IN DIGITAL IDENTITY VERIFICATION

•	Extends the scope of identity document coverage for North America, Europe, and Latin America.

•	Expands powerful AI and machine learning expertise in the digital identity verification industry.

•	Broadens product portfolio with several new factors of authentication.

SAN DIEGO, CA, and BARCELONA, Spain, October 16, 2017 - Mitek (NASDAQ: MITK, www.miteksystems.com), a global leader in mobile capture and digital identity verification software solutions, today announced that it has acquired ICAR, a leading provider of consumer identity verification solutions in Spain and Latin America, for an aggregate purchase price of up to €12.75 million (~US$15.0 million) paid in a combination of cash and shares of Mitek common stock.

The acquisition of ICAR strengthens Mitek’s position as a global digital identity verification powerhouse in the Consumer Identity and Access Management (CIAM) solutions market, which the April 2017 MarketsandMarkets report, Consumer IAM Market - Global Forecast, estimates will reach US$16.6 billion by 2022.

Headquartered in Barcelona with offices in Madrid, São Paulo, and Mexico City, ICAR was founded in 2002 as a spin-off of the Computer Vision Center of the Universitat Autónoma de Barcelona. Today, ICAR is a digital consumer identification leader in Spain and Latin America. ICAR’s channel distribution partners include Accenture, Informática El Corte Inglés, and other top technology solutions providers. Its customers are premier banks including Caixa Bank, Banco Neon, and Bancoppel, as well as companies in the telecom, insurance, travel, and energy sectors.

“The technical and cultural fit between ICAR and Mitek is a tremendous opportunity to maximize value for shareholders, while expanding our mission to bring the highest quality user experience and digital identity verification solutions to our customers globally,” said James B. DeBello, Chief Executive Officer of Mitek and Chairman of the Mitek Board of Directors.

Xavier Codó, Chief Executive Officer of ICAR added, “This combination provides a major growth opportunity and allows us to extend cloud services to our partners and customers in Spain and Latin America. It gives us the ability to offer our customers comprehensive identity document coverage throughout the U.S. and Europe. Mitek’s financial stability and commitment to research and development will also enable us to develop the industry’s most comprehensive, versatile, and advanced digital identity verification platform.”

“We have integrated ICAR’s automated identity identification solution. We view Mitek as a strong, established identity verification solutions provider and believe the combination will deliver additional capabilities to our platform giving us a competitive edge,” said Joan Manuel Tabero, CIO of Consumer Finance at Caixa Bank.

Following the acquisition, Mitek will offer extensive identity document coverage in North America, Europe, and Latin America. ICAR will increase Mitek’s digital identity verification capabilities with several new factors of authentication. The acquisition also further enhances Mitek’s desktop capture capabilities, which will enable customer on-boarding and authentication using computers in addition to mobile devices.

ICAR’s computer vision experts are tightly aligned with the Computer Vision Center of the Universitat Autónoma de Barcelona and dedicated to ongoing research and development. The merging of these experts with the Mitek Labs’ machine learning and computer vision scientists will create one of the most powerful research and development teams in the digital identity verification industry.

About Mitek
Mitek (NASDAQ: MITK) is a global leader in mobile capture and identity verification software solutions built on the latest advancements in AI and machine learning. Mitek’s identity verification solutions allow an enterprise to verify a user’s identity during a digital transaction. This enables financial institutions, payments companies and other businesses operating in highly regulated markets to mitigate financial risk and meet regulatory requirements while increasing revenue from digital channels. Mitek also reduces the friction in the users’ experience with advanced data prefill and automation of the onboarding processes. Mitek’s innovative solutions are embedded into the apps of more than 5,800 organizations and used by more than 80 million consumers. For more information, visit www.miteksystems.com or www.miteksystems.co.uk. (MITK-F)

About ICAR
The Spanish company, headquartered in Barcelona and with offices in Madrid, São Paulo, and Mexico City, was founded in 2002 as a spin-off of the Computer Vision Center of the Universitat Autónoma de Barcelona (UAB). ICAR provides cutting-edge technology solutions for customer identity verification, document forgery prevention, and fraud risk mitigation. ICAR’s fully automated verification solutions (desktop app, mobile and cloud-based tools) provide maximum security and an optimized user experience. ICAR’s technology is currently facilitating more than 20 million identity validations per year.

Notice Regarding Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Mitek and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Mitek undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: any operational or cultural difficulties associated with the integration of the businesses of Mitek and ICAR; potential adverse reactions or changes to business relationships resulting from the acquisition; unexpected costs, charges or expenses resulting from the acquisition; litigation or adverse judgments relating to the acquisition; and any changes in general economic and/or industry-specific conditions. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Mitek in general, see the risk disclosures in the Annual Report on Form 10-K of Mitek for the fiscal year ended September 30, 2016, and its quarterly reports on Form 10-Q and current reports on Form 8-K and other filings made with the SEC by Mitek, which you may obtain for free on the SEC’s website at www.sec.gov.

Mitek Contacts:

MKR Group Investor Relations
Todd Kehrli or Jim Byers
mitk@mkr-group.com

MIX Public Relations for Mitek in North America
Katherine Verducci
pr@mix-pr.com

CCgroup PR for Mitek in Europe
Nicole Louis
mitek@ccgrouppr.com

ICAR Contacts:

Spain
Alberto Valle
avalle@atrevia.com

Brazil
Carla Piqué / Sónia Monfil Cardona
cpique@atrevia.com / scardona@atrevia.com

Colombia
Mª Angelica Medina
amedina@atrevia.com

Mexico
Ana Karla López
klopez@atrevia.com